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                                                                    EXHIBIT 23.1

The Board of Directors
International Imaging Materials, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-42685, 33-44299 and 333-38923) on Form S-8 of Paxar Corporation of our report dated April 23, 1997, with respect to the consolidated balance sheets of International Imaging Materials, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the Form 8-K/A of Paxar Corporation dated January 12, 1998.


                                         /s/ KPMG Peat Marwick LLP
                                         KPMG Peat Marwick LLP

Buffalo, New York
January 9, 1998